EXHIBIT 2.6

EXECUTION COPY

_____________________________________________________________________________________

SECURITIES PURCHASE AGREEMENT

by and among

UIL HOLDINGS CORPORATION,

XCELECOM, INC.

and

TEI ACQUISITION CORPORATION

November 30, 2006

_____________________________________________________________________________________

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	PURCHASE AND SALE OF THE COMPANY SHARES	7

	(A) Basic Transaction	7
	(B) Non-Contingent Payments	7
	(i) Closing Payments and Delivery of Note	7
	(ii) Closing Adjustments	8
	(iii) Cash Adjustments	8
	(iv) Accounts Receivable Adjustment	9
	(C) Contingent Payment	10
	(i) Earn Out Payment	10
	(ii) Earn Out Statement	10
	(iii) Earn Out Statement Review	11
	(iv) Adjusted EBITDA	11
	(v) Operations and Transcations	12
	(vi) Change of Control	12
	(D) The Closing	12
	(E) Deliveries at the Closing	12

3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER
	ENTITIES AND THE BUYER	13

	(A) Representations and Warranties of the Seller Entities	13
	(B) Representations and warranties of the Buyer	14

4.	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	16

	(A) Organization of the Company	16
	(B) Capitalization	17
	(C) Noncontravention	17

	(D) Broker’s Fees	17
	(E) Title to Assets	17
	(F) Financial Statements	17
	(G) Undisclosed Liabilities	18
	(H) Events Subsequent to Most Recent Fiscal Month End	18
	(I) Legal Compliance	19
	(J) Tax Matters	19
	(K) Real Property	20
	(L) Intellectual Property	21
	(M) Contracts	22
	(N) Seller Entity Liabilities	23
	(O) Tangible Assets	23
	(P) Litigation	23
	(Q) Employees	23
	(R) Employee Benefits	23
	(S) Environmental, Health and Safety Matters	24
	(T) Notes and Accounts Receivable	25
	(U) Powers of Attorney	25
	(V) Insurance	25
	(W) Intercompany Liabilities	25
	(X) Disclosure	25
	(Y) Disclaimer of Other Representations and Warranties	25

5.	[Intentionally omitted]	25

6.	POST-CLOSING CONVENANTS	25

	(A) General	25
	(B) Litigation Support	26
	(C) Transition	26

	(D) Employee Benefits Plans	26
	(E) Confidentiality	27
	(F) Covenant not to Compete	27
	(G) Access to Information	28
	(H) Nonassignable Contracts and Permits	28
	(I) Surety Bonds	28
	(J) Certain Liabilities	28

7.	CONDITIONS TO OBLIGATION TO CLOSE	29

	(A) Conditions to Obligation of the Buyer	29
	(B) Conditions to Obligation of the Seller	30

8.	REMEDIES FOR BREACHES OF THIS AGREEMENT	31

	(A) Survival	31
	(B) Indemnification Provisions for Benefits of the Buyer	31
	(C) Indemnification Provisions for Benefits of the Seller Entities and Their Affiliates	32
	(D) Limitations	32
	(E) Losses Net of Insurance, Etc.	33
	(F) Termination of Indemnification	33
	(G) Procedures Relating to Indemnification	33
	(H) Exclusive Remedy	34
	(I) Collateral Sources	34
	(J) Mitigation	34

9.	TAX MATTERS	35

	(A) Consolidated Return	35
	(B) Tax Periods Ending on or Before the Closing Date	35
	(C) Tax Periods Beginning Before and Ending After the Closing Date	35

	(D) Refund and Tax Benefits	36
	(E) Cooperation on Tax Matters	36
	(F) Tax Sharing Agreements	36
	(G) Transfer Taxes	37
	(H) Representation	37
	(I) Confidentiality	37
	(J) Section 338 Election	38

10.	TERMINATION	39

	(A) Termination of Agreement	39
	(B) Effect of Termination	39

11.	MISCELLANEOUS	40

	(A) Press Releases and Public Announcements	40
	(B) No Third-Party Beneficiaries	40
	(C) Entire Agreement	40
	(D) Succession and Assignment	40
	(E) Counterparts	40
	(F) Headings	40
	(G) Notices	40
	(H) Governing Law	41
	(I) Venue	41
	(J) Waiver of Jury Trial	41
	(K) Amendments and Waivers	41
	(L) Severability	41
	(M) Expenses	42
	(N) Construction	42
	(O) Incorporation of Exhibits and Schedules	42

v

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (“Agreement”), entered as of November 30, 2006 (the “Effective Date”), by and among TEI Acquisition Corporation, a Florida corporation, or its permitted assignee (the “Buyer”), UIL Holdings Corporation, a Connecticut corporation (the “Parent”) and Xcelecom, Inc., a Connecticut corporation (the “Seller” and together with the Parent, the “Seller Entities”). The Buyer and the Seller Entities are referred to collectively herein as the “Parties” and individually as a “Party”.

BACKGROUND

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Company, in return for the consideration set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1.  DEFINITIONS.

“Accounts Receivable” means all accounts and notes receivable that are outstanding as of the Closing Date and set forth in Section A-1 of the Disclosure Schedule.

“Adjusted EBITDA” has the meaning set forth in Section 2(c)(iv) below.

“Adjustment Cap” has the meaning set forth in Section 2(b)(iv) below.

“Adjustment Statement” has the meaning set forth in Section 2(b)(iii)(C) below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

“Agreement” has the meaning set forth in the preface above.

“Affidavits” means affidavits substantially in the forms attached as Exhibit B.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Annual Financial Statements” has the meaning set forth in Section 4(f) below.

“Approved Transaction” has the meaning set forth in Section 2(c)(v) below.

“Associate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Bank Guarantee” means the guarantee of the Company under the Credit Facility.

“Benefit Plans” has the meaning set forth in Section 6(e)(i) below.

“Bonds” has the meaning set forth in Section 6(i) below.

“Buyer” has the meaning set forth in the preface above.

“Buyer Bank Financing” shall mean loans to the Buyer or the Company (or loans made to the Buyer and guaranteed by the Company, or vise versa), or loans made to the shareholders of the Buyer to assist the Buyer in facilitating the transactions contemplated by this Agreement, from banks and other financial institutions for the sole purpose of (a) financing or refinancing all or a portion of the Purchase Price, and (b) providing working capital and funding or refinancing capital expenditures for the Company after the Closing Date.

“Buyer Disclosure Letter” means the disclosure letter provided by the Buyer and attached hereto as Annex A.

“Buyer Welfare Plans” means any welfare plan as defined in ERISA Section 3(1) which the Buyer maintains or to which the Buyer contributes on or after the Closing.

“Cash Adjustment Period” has the meaning set forth in Section 2(b)(iii) below.

“Cash Shortfall” has the meaning set forth in Section 2(b)(iii)(B) below.

“Cash Statement” has the meaning set forth in Section 2(b)(iii) below.

“Cash Surplus” has the meaning set forth in Section 2(b)(iii)(A) below.

“Change in Control” has the meaning set forth in Section 2(c)(vi) below.

“Closing” has the meaning set forth in Section 2(d) below.

“Closing Date” has the meaning set forth in Section 2(d) below.

“Closing Payment” has the meaning set forth in Section 2(b)(i) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 8(e) below.

“Company” means Terry’s Electric, Inc., a Florida corporation.

“Company Share” means any share of the common stock, $1.00 par value per share, of the Company.

“Confidential Information” means any written, oral or visual information in any medium concerning the businesses and affairs of the Company or any Party that is not already generally available to the public or, under the circumstances, should reasonably be considered confidential or proprietary.

“Contested Adjustment Dispute” has the meaning set forth in Section 2(b)(iii)(C) below.

“Contested Adjustment Notice” has the meaning set forth in Section 2(b)(iii)(C) below.

“Contested Adjustments” has the meaning set forth in Section 2(b)(iii)(C) below.

“Credit Facility” means that Amended and Restated Credit Agreement, dated as of October 25, 2002, as amended to date, among Bank of America, N.A., successor by merger to Fleet National Bank (“Bank of America”) and the other lending institutions named therein, the Seller and Bank of America, as agent for itself and such other lending institutions.

“Disclosure Schedule” means the disclosure schedules provided by the Seller Entities and attached hereto as Annex B, as the same may be amended in accordance with the terms hereof.

“Disbursement” has the meaning set forth in Section 2(b)(iii) below.

“Earn Out Objection Dispute” has the meaning set forth in Section 2(c)(iii) below.

“Earn Out Objection Notice” has the meaning set forth in Section 2(c)(iii) below.

“Earn Out Objection Period” has the meaning set forth in Section 2(c)(iii) below.

“Earn Out Period” has the meaning set forth in Section 2(c)(i) below.

“Earn Out Payment” has the meaning set forth in Section 2(c)(i) below.

“Earn Out Statement” has the meaning set forth in Section 2(c)(ii) below.

“Effective Date” has the meaning set forth in the preface above.

“Employee” has the meaning set forth in Section 4(r) below.

“Employee Benefit Plan” has the meaning set forth in Section 4(r)(i) below.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders and determinations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” has the meaning set forth in Section 4(f) below.

“FMI” means Fails Management Institute, transaction advisor to the Company.

“Full Year Earn Out Statement” has the meaning set forth in Section 2(c)(ii) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Gross Receipts” has the meaning set forth in Section 2(b)(iii) below.

“Hazardous Substances” shall have the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act (“CERCLA”), 42 U.S.C. Section 9601(14).

“Houlihan” means Houlihan, Lokey, Howard and Zukin, financial advisor to the Parent.

“Income Tax” means any federal, state, local, or foreign income or franchise tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indemnified Party” has the meaning set forth in Section 8(g) below.

“Indemnifying Party” has the meaning set forth in Section 8(g) below.

“Independent Accountant” means a nationally recognized accounting firm jointly selected by Buyer and Seller; provided, that if Buyer and Seller cannot agree on an accounting firm, Buyer and Seller shall each select a nationally recognized accounting firm and such accounting firms will jointly select an accounting firm.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all Internet domain names and universal resource locators (“URLs”), (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including data and related documentation), and (h) all copies and tangible embodiments of each of the foregoing, in whatever form or medium.

“Knowledge,” or phrases of similar import, with respect to an individual, means an individual shall be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. With respect to a Person, other than an individual, "Knowledge," or phrases of similar import, means a Person shall be deemed to have knowledge of a particular fact or other matter if any individual who is serving as an executive officer of that Person (or in any similar capacity) is actually aware of that fact or other matter, provided that (a) the Buyer shall also be deemed to have knowledge of a fact or other matter if any of B. Terence Quigley, Jeanne Quigley, Tim Quigley, John Neveu, or Mark Neveu has actual cognizant knowledge of the fact or matter, and (b) the Parent shall only be deemed to have knowledge of a fact or other matter if the chief executive officer or chief financial officer of the Parent is actually aware of such fact or other matter.

“Material Adverse Effect” means any change, event, fact, occurrence or effect (direct or indirect) which might reasonably be expected to have a material adverse effect on the assets, financial condition or results of operation of the Company, other than any change, fact, circumstance or event (i) generally affecting the industry in which the Company conducts its business, or resulting from general economic or market conditions or changes in accounting principles, laws, regulations, or regulatory policies of general applicability (or interpretations thereof), (ii) resulting from actions or omissions of a Person taken with the prior written consent of the Parties in contemplation of the transactions contemplated hereby, or (iii) resulting from the announcement or execution of this Agreement or the transactions contemplated herein.

“Most Recent Financial Statements” has the meaning set forth in Section 4(f) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(f) below.

“Net Cash Amount” has the meaning set forth in Section 2(b)(iii) below.

“Note” means a promissory note substantially in the form attached as Exhibit A.

“Note Amount” has the meaning set forth in Section 2(b)(i) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Overlap Period” has the meaning set forth in Section 9(c) below.

“Parent” has the meaning set forth in the preface above.

“Party” or “Parties” has the meaning set forth in the preface above.

“Person” means an individual, a governmental entity (or any department, agency, or political subdivision thereof), or a partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or similar entity.

“Projected Adjusted EBITDA” has the meaning set forth in Section 2(c)(vi) below.

“Projected Earn Out Statement” has the meaning set forth in Section 2(c)(ii) below.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“Representatives” of any Person means the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of such Person.

“Requisite Consents” has the meaning set forth in Section 7(a)(v) below.

“Section 338(h)(10) Election” has the meaning set forth in Section 9(j)(i) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Guarantor Security Agreement, dated as of June 30, 2005, by the Company in favor of the Agent (as defined in the Credit Facility) as collateral security for certain Seller Entity Liabilities.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Seller 401(k) Plan” has the meaning set forth in Section 6(e) below.

“Seller Entities” has the meaning set forth in the preface above.

“Seller Entity Liabilities” shall mean existing actual or contingent liabilities imposed on the Company by the Seller, the Parent, or any Affiliate of the Seller or the Parent other than the Company, including (a) the Credit Facility, (b) the Bank Guarantee, (c) the Security Agreement, and (d) each other agreement or liability referenced in Section 4(n) of the Disclosure Schedule.

“Stock Pledge and Security Agreement” means a stock pledge and security agreement substantially in the form attached hereto as Exhibit C.

“Stub Period Adjusted EBITDA” has the meaning set forth in Section 2(c)(vi) below.

“Subordination Cap” has the meaning set forth in Section 2(b)(i)(B) below.

“Subsidiary” means any corporation (or other entity) with respect to which a specified Person or a Subsidiary thereof owns a majority of the common stock (or analogous equity interest, as applicable) or has the power to vote or direct the voting of sufficient securities to elect a majority of members of the board of directors (or analogous governing body, as applicable).

“Tax Returns” means federal, state, foreign and local Tax reports, returns, information returns and other documents.

“Taxes” or “Tax” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, registration, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any Person.

“Taxing Authorities” means the Internal Revenue Service and any other federal, state or local authority which has the right to impose Taxes on the Company or a Seller Entity.

“Third Party Claim” has the meaning set forth in Section 8(g) below.

“Transferred Employees” has the meaning set forth in Section 6(e)(i) below.

“Twelve-Month Financial Statements” has the meaning set forth in Section 2(c)(ii) below.

“Uncollected A/R” has the meaning set forth in Section 2(b)(iv)(A) below.

“338 Indemnity Amount” has the meaning set forth in Section 9(j)(iii) below.

2.  PURCHASE AND SALE OF THE COMPANY SHARES.

(a)  Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of its Company Shares for the consideration specified below in this Section 2.

(b)  Non-Contingent Payments.

(i)  Closing Payment and Delivery of Note. At the Closing, the Buyer shall:

(A) pay to the Seller immediately available funds in the amount of One Million Dollars ($1,000,000), by cashier’s check or wire transfer to the Seller's designated account(s) (the “Closing Payment”); and

(B) deliver to the Seller a promissory note substantially in the form of Exhibit A (the “Note”). The original principal amount of the Note shall be an amount equal to Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) (the “Note Amount”), and the Note shall bear interest at a fixed rate equal to seven percent (7%) per annum and be amortized over a seven-year term, with interest and principal paid quarterly commencing fifteen (15) days after the close of the calendar quarter next following the Closing Date. The Buyer may prepay the principal balance on the Note in whole or in part at any time without penalty during the term of the Note. If trailing twelve-month EBITDA of the Company at any time is less than One Million Dollars ($1,000,000), the Buyer shall have the option of converting the Note to interest-only quarterly payments until such time as trailing twelve-month EBITDA exceeds One Million Dollars ($1,000,000). At such time as trailing twelve-month EBITDA exceeds One Million Dollars ($1,000,000), the amortization of the outstanding principal balance shall be adjusted to provide for full repayment of principal and interest, on a quarterly basis, over the then-remaining portion of the original seven-year term. Notwithstanding the foregoing, the remaining principal sum and all accrued interest shall be due and payable at the end of the seven-year term in any event. As security for the Note, the Buyer hereby grants to the Seller (1) a Security Interest in all of the assets of the Company, which Security Interest shall be junior, subordinate, and inferior only to that Security Interest securing Buyer Bank Financing up to an aggregate amount equal to Six Million Dollars ($6,000,000) of principal plus interest and other related charges (“Subordination Cap”) and senior to all other Security Interests, and (2) a first priority Security Interest in all of the shares of capital stock of the Company and the Buyer now owned or hereafter acquired by the Buyer or the individuals or entities listed on Schedule A to the Stock Pledge and Security Agreement, under the terms and subject to the conditions of the Stock Pledge and Security Agreement. The Seller shall execute and deliver in favor of each bank or other financial institution providing Buyer Bank Financing a subordination agreement on a customary form under which the Seller shall subordinate its Security Interest in the assets of the Company and rights to payment from the Buyer, subject to permitted payments, only to the Security Interest and rights of the banks or financial institutions providing such Buyer Bank Financing up to the Subordination Cap. The holders of any Security Interests other than those held by those providing Buyer Bank Financing up the Subordination Cap shall execute and deliver in favor of the Seller a subordination agreement on a customary form under which such holders shall subordinate their Security Interests and rights to payments to the Security Interest and rights of the Seller.

The purchase price for the Company Shares (the “Purchase Price”) shall equal the sum of (x) the Closing Payment, as adjusted pursuant to Section 2(b)(ii), (y) the Note Amount, as adjusted pursuant to Sections 2(b)(iii) and 2(b)(iv), and (z) the Earn Out Payment, and shall be payable as provided in this Section 2. The Purchase Price assumes that at or prior to the Closing Date, the Seller shall have (1) caused the Company to distribute to the Seller all the cash and cash equivalents (other than security deposits and similar monies being held by other as security for the Company’s satisfaction of certain obligations), and (2) canceled or forgiven at or prior to the Closing Date all Accounts Payable and notes payable by the Company to the Seller or the Parent. The Parties agree that the Seller Entities shall be solely responsible for any Tax consequences (positive or negative) arising out of the transactions contemplated by the preceding sentence.

(ii)  Closing Adjustments. Irrespective of the actual closing date, the Closing shall be deemed to have occurred as at November 1, 2006. Consequently, the Parties shall cooperate to assure at or prior to Closing that they are in agreement with any additions to or deductions from the Closing Payment that will be required in order to put the Buyer and the Seller in the same position that they would have been in if Closing should have actually occurred on November 1, 2006.

(iii)  Cash Adjustments. At least two (2) days prior to the Effective Date, the Seller shall have prepared and delivered to the Buyer an unaudited statement of cash activity for the Company (the “Cash Statement”) for the period beginning November 1, 2006 and ending on the Effective Date (the “Cash Adjustment Period”). The Cash Statement shall set forth the following amounts: (1) total cash receipts to the Company during the Cash Adjustment Period (“Gross Receipts”); and (2) total cash disbursements from the Company during the Cash Adjustment Period (“Disbursements”). Gross Receipts and Disbursements shall be determined by reference to the Seller’s cash management system reports from Bank of America. The Cash Statement shall also set forth a calculation of the “Net Cash Amount” during the Cash Adjustment Period, which shall equal Gross Receipts, less Disbursements plus any deposits in transit less all outstanding disbursement checks issued on or after November 1, 2006. The Seller shall also make available to the Buyer copies of all work papers and other documents and data used to prepare the Cash Statement (and any items therein) and the Net Cash Amount calculation. The Buyer shall have the right to dispute the Cash Statement (and any items therein) and the Net Cash Amount calculation and make any proposed adjustments thereto as provided by Section 2(b)(iii)(C).

(A) If the Net Cash Amount, as finally determined in accordance with Section 2(b)(iii)(C), is a positive number (such surplus being a “Cash Surplus”), then the Seller shall, subject to Section 2(b)(iii)(C), deliver to the Buyer cash in an amount equal to such Cash Surplus within thirty (30) days of such final determination. Notwithstanding anything to the contrary in this Agreement, if the Seller fails to pay or otherwise deliver the Cash Surplus to the Buyer in accordance with the prior sentence, then the Buyer shall have the right to set off against the principal amount of the Note the amount not paid or delivered by the Seller of such Cash Surplus, without taking into account any basket or other deductible set forth herein.

(B) If the Net Cash Amount, as finally determined in accordance with Section 2(b)(iii)(C), is a negative number (such shortfall being a “Cash Shortfall”), then the Buyer shall, subject to Section 2(b)(iii)(C), deliver to the Parent cash in an amount equal to such Cash Shortfall within thirty (30) days of such final determination.

(C) The Buyer shall have until fifteen (15) days after the delivery of the Cash Statement to review the calculation set forth therein and propose any adjustments thereto. The Buyer agrees that it shall not propose adjustments to, or dispute portions of, the Cash Statement prepared by the Seller if such adjustments or disputes involve changes in or question the methodology or the practices of the Seller used in preparing the balance sheet of the Company for the Most Recent Fiscal Month End. All adjustments proposed by the Buyer shall be set out in detail in a written statement delivered to the Seller (an “Adjustment Statement”) and deemed accepted unless the Seller shall object in writing to such proposed adjustments within fifteen (15) days of delivery of the Adjustment Statement (the proposed adjustment or adjustments to which the Seller objects are referred to herein as the “Contested Adjustments” and the objection notice is referred to herein as the “Contested Adjustment Notice”). If the Seller delivers a Contested Adjustment Notice, the Seller and the Buyer shall attempt in good faith to resolve their dispute (a “Contested Adjustment Dispute”) regarding the Contested Adjustments, but if a final resolution thereof is not obtained within fifteen (15) days after delivery of said Contested Adjustment Notice, the Independent Accountant shall resolve any remaining disputes concerning the Contested Adjustments. If the Independent Accountant is requested to resolve a Contested Adjustment Dispute, then (A) the Buyer and the Seller shall each submit to the Independent Accountant in writing, not later than thirty (30) days after the Independent Accountant is retained for such purpose, their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant reasonably requests, and (B) the Independent Accountant shall, within thirty (30) days after receiving the positions of both the Buyer and the Seller and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and non-appealable by, the Parties. The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final Net Cash Amount. The fees and expenses of the Independent Accountant related to the resolution of Contested Adjustments shall be paid by the Party whose estimate of the Net Cash Amount is farthest from the Independent Accountant’s calculation of Net Cash Amount.

(iv)  Accounts Receivable Adjustment. The Buyer shall use commercially reasonable efforts to collect the Accounts Receivable after Closing; provided, however, that commercially reasonable efforts shall not include either the suspension of further services to existing customers or the commencement of legal action or any other proceeding to collect any such account except as set forth below. Notwithstanding the foregoing, the Buyer shall provide the Seller, on the tenth business day of each of the six (6) calendar months after Closing, with a report detailing outstanding Accounts Receivable. The Buyer shall also provide the Seller with prompt notice upon becoming aware that any customer of the Company has filed or plans to file for bankruptcy, or receiving notice that any customer is refusing to pay, or asserting a right to make a set-off against, any Account Receivable. Upon the Seller’s request, the Buyer shall, at the sole cost and expense of the Seller and for the account of the Seller (A) file protective liens in respect of any such Accounts Receivable as directed by the Seller, to the extent that such protective liens are lawful and timely, and (B) commence legal action in respect thereof and pursue the same in the name and for the account of the Seller as reasonably directed by the Seller. The Seller shall indemnify the Buyer for any liability imposed on the Buyer as a consequence of its compliance with instructions from the Seller as contemplated by the preceding sentence. To the extent only those Accounts Receivable are not collected in full within one hundred eighty (180) days after the Closing Date, the Buyer shall be entitled to a reduction of the then-outstanding principal balance of the Note in the amount of such uncollected amount (“Uncollected A/R”), such amount not to exceed $500,000 (“Adjustment Cap”). To the extent the Uncollected A/R exceeds the balance of the Note, the Buyer shall be entitled to a reduction of the then-outstanding principal balance of the Note until such balance equals $0.00, and the Seller shall pay to the Buyer the amount by which the Uncollected A/R exceeds such balance of the Note, subject always to the Adjustment Cap, within thirty (30) days of delivery of Buyer’s written request for the same. If the Seller reimburses the Buyer for any Uncollected A/R, or if the Note is reduced in lieu of reimbursement, the Buyer shall assign all of its right, title and interest in and to all such Uncollected A/R to the Seller. The Buyer agrees to make itself available for discussion regarding any Uncollected A/R assigned to the Seller to assist the Seller in its own collection efforts in connection therewith. The Seller shall be entitled to pursue all lawful means to collect the Uncollected A/R assigned to it by the Buyer pursuant to this subparagraph (iv).

(c)  Contingent Payment.

(i)  Earn Out Payment. During the period beginning on January 1, 2008 and continuing through December 31, 2012 (“Earn Out Period”), the Buyer shall pay to the Parent an amount equal to thirty percent (30%) of the Adjusted EBITDA for each calendar year in excess of $1.8 million (the “Earn Out Payment”), subject to an annual Earn Out Payment cap equal to $400,000 and an aggregate Earn Out Payment cap over the Earn Out Period equal to $1.5 million. The Buyer shall pay each Earn Out Payment by cashier’s check or wire transfer to the Parent's designated account(s) no later than April 1 of each year in respect of the immediately preceding calendar year’s Adjusted EBITDA, commencing April 1, 2009. No Earn Out Payment shall be due or payable in respect of any period after December 31, 2012. Acknowledging the Parent’s reliance upon the anticipated share of the Earn Out Payment as an express condition of entering into this Agreement, the Buyer shall use commercially reasonable efforts to adequately service and maintain its customers in accordance with good industry practice, and use its commercially reasonable efforts to timely recognize and realize the maximum revenue generated therefrom during the entire Earn Out Period.

(ii)  Earn Out Statement. On or before April 1 of each year in respect of the immediately preceding calendar year of the Earn Out Period, the Buyer shall prepare and deliver to the Parent a statement setting forth a calculation of the Adjusted EBITDA for the previous calendar year, and the Earn Out Payment payable hereby, together with a certificate of a duly authorized officer of the Buyer certifying the foregoing (the “Full Year Earn Out Statement”). If a Change of Control has occurred prior to December 31, 2012, within 30 days following the event giving rise to a Change of Control, the Buyer shall prepare and deliver to the Parent a statement setting forth a calculation of the Projected Adjusted EBITDA, and the Earn Out Payment payable hereunder, together with a certificate of a duly authorized officer of the Buyer certifying the foregoing (the “Projected Earn Out Statement”). The Full Year Earn Out Statement or the Projected Earn Out Statement, shall be referred to as the “Earn Out Statement”. Such Earn Out Statement shall be prepared (A) in a manner consistent with Section 2(c) of the Disclosure Schedule, which sets forth an example of the calculation of Adjusted EBITDA for the calendar year ending December 31, 2005 and (B) in accordance with GAAP consistent with the Most Recent Financial Statements. The Buyer shall also prepare and deliver to the Parent (I) a preliminary draft of the Earn Out Statement on or before February 15 of each year in respect of the immediately preceding calendar year, which draft shall be non-binding and subject to change in the Buyer’s reasonable discretion, and (II) the audited financial statements of Buyer for each twelve-month period beginning on January 1 and ending as of and through December 31 for each calendar year during the Earn Out Period (the “Twelve-Month Financial Statements”), on or before March 15 of the following year.

(iii)  Earn Out Statement Review. The Parent shall have the right to review, for a period of 60 days commencing on the date of delivery by the Buyer of each Earn Out Statement (each period, an “Earn Out Objection Period”) (and the Buyer shall during such period provide reasonable access during normal business hours), all books, records and supporting work of the Buyer related to the calculation of the Adjusted EBITDA or the Projected Adjusted EBITDA and the Earn Out Payment and the preparation of such Earn Out Statement. The Parent shall have the right during each Earn Out Objection Period to provide written notice to the Buyer of any objections to any item of calculation in the Earn Out Statement (the “Earn Out Objection Notice”). If the Parent fails to timely object to the calculations set forth in the Earn Out Statement during an Earn Out Objection Period, then the Earn Out Statement for the calendar year shall become final and binding on the Parties and the Earn Out Payment, if any, shall be as set forth in the Earn Out Statement. If the Parent provides a timely Earn Out Objection Notice, then the Parties shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Earn Out Objection Notice (the “Earn Out Objection Dispute”). If the Parties do not resolve any Earn Out Objection Dispute within 30 days after the date of delivery of an Earn Out Objection Notice, which 30-day period may be extended by written agreement of the Buyer and the Parent, such dispute shall be resolved fully by an Independent Accountant. If the Independent Accountant is requested to resolve an Earn Out Objection Dispute, then (A) the Buyer and the Seller shall each submit to the Independent Accountant in writing, not later than thirty (30) days after the Independent Accountant is retained for such purpose, their respective positions with respect to the Earn Out Objection Dispute, together with such supporting documentation as they deem necessary or as the Independent Accountant reasonably requests, and (B) the Independent Accountant shall, within thirty (30) days after receiving the positions of both the Buyer and the Seller and all supplementary supporting documentation requested by the Independent Accountant, render its decision as to the Earn Out Objection Dispute, which decision shall be final and binding on, and non-appealable by, the Parties. The fees and expenses of the Independent Accountant related to any Earn Out Objection Dispute shall be paid by the Party whose position with respect to the Earn Out Objection Dispute is farthest from the Independent Accountant’s calculation. Any Earn Out Payment to be made by the Buyer to the Parent hereby shall be paid in cash by wire transfer of immediately available funds.

(iv)  Adjusted EBITDA. As used herein, the term “Adjusted EBITDA” shall mean, with respect to the Company, an amount equal to (x) the consolidated income before income Taxes for such period, plus (y) all depreciation and amortization expense and all interest expense deducted in calculating the consolidated income described in clause (x) above (and, in all events, before deducting all federal, state and local income Taxes), all as determined in accordance with GAAP, based on the books and records of the Company maintained in the Ordinary Course of Business. Notwithstanding any provision herein to the contrary, in computing Adjusted EBITDA, (A) the Parties shall not deduct (1) expenses incurred by the Company relating to the transactions contemplated by this Agreement to the extent that such costs or expenses otherwise would not have been incurred by the Company; (2) expenses relating to any advisor or management fees to the extent that such expenses are not paid or payable in the ordinary course of business consistent with past practice; (3) expenses relating to any severance payment; or (4) expenses relating to any incentive compensation payments to any stockholder of the Buyer or any affiliate of such stockholder to the extent that such payments are more than reasonable compensation for services provided or not paid or payable in the ordinary course of business consistent with past practice; and (B) the Parties shall deduct reasonable compensation and benefits payable by the Company to stockholders of the Buyer who are employees of the Company and to Affiliates of stockholders of the Buyer who are employees of the Company.

(v)  Operations and Transactions. Prior to January 1, 2013, the Buyer shall operate the business of the Company in the Ordinary Course of Business and shall not permit or cause any Company to acquire the assets or equity of any other entity outside the Ordinary Course of Business or sell or otherwise transfer any assets outside the Ordinary Course of Business, in either case without the prior written consent of the Parent which consent shall not be unreasonably withheld or delayed. Any such acquisition or sale to which the Parent has consented is referred to herein as an “Approved Transaction.” Notwithstanding anything in this Agreement to the contrary, the financial results, including costs and expenses, of Approved Transactions shall be included in Adjusted EBITDA or the Projected Adjusted EBITDA in a manner to be mutually agreed by the Parties in connection with the grant of consent thereto by the Parent.

(vi)  Change of Control. If there occurs prior to January 1, 2013 (A) any liquidation, dissolution or winding up of the Company after the Closing, either voluntary or involuntary, (B) the acquisition of the Company, by an entity other than an Affiliate of the Buyer, by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding (x) any merger effected exclusively for the purpose of changing the domicile of the corporation, (y) any transfer to an Associate of any stockholder of the Buyer resulting from the death of such stockholder or (z) any transfer among the stockholders of the Buyer), or (C) a sale outside the Ordinary Course of Business of all, substantially all or any material part of the assets acquired pursuant to the terms of this Agreement (clauses (A), (B) and (C) are collectively referred to as a “Change in Control”), then the Buyer shall pay to the Parent an amount equal to the aggregate Earn Out Payment cap over the Earn Out Period, less the amount equal to all Earn Out Payments made to date , in full satisfaction of its obligations under this Section 2(c). If a Change of Control occurs prior to January 1, 2013, the Buyer shall prepare and deliver to the Parent a statement setting forth a calculation of the Adjusted EBITDA for the period beginning January 1 of the calendar year during which the Change of Control occurs and ending on the date of the event giving rise to a Change of Control (such amount, the “Stub Period Adjusted EBITDA”). The “Projected Adjusted EBITDA” shall equal the product of (A) the Stub Period Adjusted EBITDA divided by the number of days in such stub period, multiplied by (B) the number of days in the period between the date of the event giving rise to a Change of Control through December 31, 2012.

(d)  The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be deemed to have taken place at the offices of Wiggin and Dana LLP in Stamford, Connecticut on November 1, 2006, commencing at 10:00 a.m. local time, or such other date as the Parties may mutually determine in writing (the “Closing Date”). The exchange of copies of this Agreement and all ancillary documents and of all signature pages by electronic mail or facsimile transmission shall constitute effective delivery hereof and thereof as to the Parties and may be used in lieu of the originals for all purposes. Signatures of the Parties transmitted by electronic mail or facsimile shall be deemed to be their original signatures for all purposes.

(e)  Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of its Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the Closing Payment and the Note, together with a copy of the duly-filed UCC-1 financing statement and all stock certificates representing the stock of the Company and the Buyer accompanied by stock powers duly executed in blank by the Buyer and the individuals listed on Schedule A to the Stock Pledge and Security Agreement in support of the Seller’s Security Interest.

3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER ENTITIES AND THE BUYER.

(a)  Representations and Warranties of the Seller Entities. Each of the Seller Entities represents and warrants to the Buyer that except as set forth in the Disclosure Schedule, the statements contained in this Section 3(a) are correct and complete as of the date hereof.

(i) Organization. Each of the Seller Entities is duly incorporated and validly existing under the laws of the State of Connecticut.

(ii) Authorization of Transaction. Each of the Seller Entities has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by all required corporate proceedings of each of the Seller Entities and no other corporate proceedings are necessary to authorize this Agreement and such agreements contemplated hereby and transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of each of the Seller Entities, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

(iii) Government Authorizations. Except as set forth in Section 3(a)(iii) of the Disclosure Schedule, neither Seller Entity is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which a Seller Entity is subject or any provision of the charter or bylaws of a Seller Entity or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement set forth in Section 4(m) of the Disclosure Schedule, excluding from the foregoing such requirements, conflicts, defaults, rights or violations (1) that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and would not adversely affect, in any material respect, the ability of the Seller Entities to consummate the transactions contemplated by this Agreement or (2) that become applicable as a result of the business or activities in which the Buyer engages or proposes to be engaged, or as a result of any acts or omissions by, or the legal status of or any facts pertaining to, the Buyer.

(v) Brokers' Fees. Neither Seller Entity has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than certain fees to Houlihan and FMI all of which fees shall be paid by the Parent.

(vi) Company Shares. The Seller holds of record and owns beneficially the number of Company Shares set forth in Section 4(b) below, free and clear of any restrictions on transfer (other than any restrictions imposed by the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, or commitments. Neither Seller Entity is a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Neither Seller Entity is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

(vii) Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Seller Entities, threatened against or affecting the Seller Entities before any court or arbitrator or any governmental body, agency or official which challenges or seeks to prevent, enjoin, alter or delay, in any material respect, the consummation of the transactions contemplated by this Agreement.

(b)  Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller Entities that except as set forth in the Buyer Disclosure Letter, the statements contained in this Section 3(b) are correct and complete as of the date hereof.

(i) Organization of the Buyer. The Buyer is a corporation duly organized and validly existing under the laws of Florida.

(ii) Authorization of Transaction. The Buyer has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby, have been duly authorized by all required corporate proceedings of the Buyer and its Affiliates, and no other corporate proceedings are necessary to authorize this Agreement and such agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principles of equity.

(iii)  Government Authorizations. Except as set forth in Section 3(b)(iii) of the Buyer Disclosure Letter, the Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for requirements, conflicts, defaults, rights or violations that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder.

(v) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than certain fees to Strategic Business Advisors, all of which shall be paid by the Buyer.

(vi) Investment. The Buyer is purchasing the Company Shares for its own account and is not acquiring the Company Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act. The Buyer has no present intention of selling, granting any participation in, or otherwise distributing any of the Company Shares. None of the Buyer or its Affiliates has entered into any contract, undertaking, agreement or arrangement with any Person for resale of any of the Company Shares. The Buyer acknowledges that the offering of the Company Shares pursuant to this Agreement has not been and will not be registered under the Securities Act or any state securities or blue sky laws on the grounds that the offering and sale of the Company Shares contemplated by this Agreement is exempt from registration pursuant to exemptions available under such laws, and that the Seller's reliance upon such exemptions is predicated in part upon the Buyer's representations set forth in this Agreement. The Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and has the knowledge and experience necessary to evaluate the merits and risks of an investment in the Company Shares and the consummation of the transactions contemplated hereby.

(vii) Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Buyer, threatened against or affecting the Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement.

(viii) Disclaimers. The Buyer:

(A) acknowledges that other than as set forth in Section 4 of this Agreement, neither the Parent, the Seller nor any of their respective shareholders or Affiliates, or the Representatives thereof, makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its shareholders or Affiliates, or the Representatives thereof;

(B) agrees, to the fullest extent permitted by law, that none of the Parent, the Seller or any of their respective shareholders or Affiliates, or the Representatives thereof shall have any liability or responsibility whatsoever to the Buyer or its shareholders or Affiliates, or the Representatives thereof, on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made to the Buyer or its shareholders or Affiliates, or the Representatives thereof (or any omissions therefrom), provided, however, that the foregoing limitations shall not apply to the Seller Entities insofar as the Seller Entities make the specific representations and warranties set forth in Section 4 of this Agreement, but always subject to the limitations and restrictions contained in Section 8; and

(C) acknowledges and agrees that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in a schedule is or is not material.

(ix) Legal Compliance. The Buyer is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the ability of the Buyer to perform its obligations under this Agreement. Except as set forth in Section 3(b)(ix) of the Buyer Disclosure Letter, the Buyer holds and is in compliance with all permits, licenses, approvals, and authorizations of governmental authorities, required for the conduct of its business as currently conducted, except to the extent that any failure to so hold or comply would not reasonably be expected to have a material adverse effect upon the Buyer following the Closing. The Buyer does not reasonably anticipate any material impediments to its obtaining any required permits, licenses, approvals or authorizations of governmental authorities listed in Section 3(b)(iii) of the Buyer Disclosure Letter required to consummate the transactions contemplated hereunder.

(xi) Adequate Funds. The Buyer currently has and will at the Closing have sufficient cash and cash equivalents and will have at the Closing sufficient immediately available funds, in cash, to pay the Purchase Price, to provide the Company with sufficient working capital and to pay any other amounts payable by the Buyer pursuant to this Agreement and to effect the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

The Parent and the Seller represent and warrant to the Buyer that except as set forth in the Disclosure Schedule, each of the statements contained in this Section 4 are correct and complete as of the date of this Agreement. The exceptions, modifications and disclosures made in any Section of the Disclosure Schedule are made for all purposes of this Agreement or in any agreement or instrument delivered pursuant to or in connection with this Agreement notwithstanding the fact that no express cross-reference is made provided, that the applicability of any disclosure to another section of the Disclosure Schedule is reasonably apparent.

(a)  Organization of the Company. The Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it, except where any such failure to be so organized or formed and existing or to have such power and authority would not individually or in the aggregate have a Material Adverse Effect.  The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

(b)  Capitalization.

(i) Company. The authorized capital stock of the Company and the number of Company Shares issued and outstanding are as set forth in Section 4(b) of the Disclosure Schedule. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of the Company.

(ii)  Subsidiaries. The Company does not have any Subsidiaries and the Company does not otherwise own or control, directly or indirectly, any equity or similar interest or any interest convertible into or exchangeable or exercisable for any equity or similar interest in any Person.

(c)  Noncontravention. Except as set forth in Section 4(c)(i) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, or result in the acceleration of any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, or acceleration would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4(c)(ii) of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)  Brokers' Fees. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)  Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Financial Statements, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements and except as provided in the Security Agreement (which will be satisfied and discharged as to the Company as provided in Section 7.1) or as set forth on Section 4(e) of the Disclosure Schedule.

(f)  Financial Statements. Copies of the following financial statements are attached to Section 4(f) of the Disclosure Schedule: (i) the unaudited balance sheet and statements of income, shareholder equity, and cash flows as of and for the for the fiscal year ended December 31, 2005 for the Company (the “Annual Financial Statements”); and (ii) an unaudited balance sheet and statements of income, shareholder equity and cash flows, as of and for the ten months ended October 31, 2006 for the Company (the “Most Recent Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). October 31, 2006 is sometimes referred to herein as the “Most Recent Fiscal Month End.” The Financial Statements

(including the notes thereto) have been prepared in accordance with GAAP on a consistent basis through the periods presented in the Financial Statements and present fairly, in all material respects, the financial condition of the Company (as applicable) as of such dates and the results of operations of the Company (as applicable) for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments which are not reasonably expected to be material in the aggregate and lack footnotes and other presentation items.

(g)  Undisclosed Liabilities. Except (i) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the Most Recent Financial Statements, (ii) as otherwise disclosed herein or in Section 4(g) of the Disclosure Schedule, and (iii) as and to the extent disclosed or reserved against in the balance sheet of the Company for the Most Recent Fiscal Month End, since the Most Recent Fiscal Month End, the Company has not incurred any liabilities or obligations (whether direct, indirect, accrued or contingent) that would, individually or in the aggregate, be required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with GAAP.

(h)  Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any event or occurrence that has had, or is reasonably likely to have, a Material Adverse Effect and the Company has not, without the actual cognizant knowledge of any of B. Terence Quigley, Jeanne Quigley, Tim Quigley, John Neveu, or Mark Neveu:

(i) become legally obligated to sell, assign or otherwise transfer any of its material assets or properties, other than in the Ordinary Course of Business;

(ii) made any acquisition of all of the capital stock (whether by merger or otherwise) or all or substantially all of the assets of any Person;

(iii) subjected any material asset to a Security Interest;

(iv) amended or authorized any amendment to its charter or bylaws;

(v) incurred any indebtedness for borrowed money from a non-affiliated Person or incurred any liability (contingent or otherwise) in excess of $50,000, other than trade payables incurred in the Ordinary Course of Business;

(vi) declared or made any payment or distribution to the Seller, other than in connection with the Seller advancing funds to, and sweeping cash of, the Company pursuant to the Seller’s cash management system with Bank of America in the Ordinary Course of Business;

(vii) issued, sold, pledged, disposed of, or encumbered any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of the capital stock of the Company;

(viii) made any change to its accounting policies, principles or practices other than as required by law or changes in GAAP;

(ix) made any loans to any Persons other than (A) advances for business expenses in the Ordinary Course of Business, and (B) hardship advances to certain non-managerial employees in amounts consistent with the Company’s past practices and in no event exceeding an aggregate amount of $500.00 per individual employee for any such hardship advances;

(x) entered into, adopted, amended or terminated any bonus, profit sharing, compensation or stock option/ownership plan, severance or other Employee Benefit Plan or other arrangement for the benefit of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director or officer, other than as required under any employment agreement listed in Section 4(m) of the Disclosure Schedule;

(xi) waived any right in any contract listed in Section 4(m) of the Disclosure Schedule, the waiver of which would reasonably be expected to materially detract from the value of such contract to the Company; or

(xii) become obligated to take any of the actions specified in subparagraphs (i) through (xi) above.

(i)  Legal Compliance. Except as set forth in Section 4(i) of the Disclosure Schedule, the Company is in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof). Except as set forth in Section 4(i) of the Disclosure Schedule, the Company holds and is in compliance in all material respects with all permits, licenses, approvals, and authorizations of governmental authorities required for the conduct of its business as currently conducted.

(j)  Tax Matters.

(i) Except as set forth in Section 4(j)(i) of the Disclosure Schedule, all Income Tax Returns required to be filed in respect of the Company’s Affiliated Group prior to the Closing Date have been filed and all Income Taxes shown thereon have been paid. All such Income Tax Returns were correct and complete in all material respects. All material Income Taxes owed by a Seller Entity or the Company (whether or not shown on any Tax Return) have been paid. Except as described above in this subparagraph (i), neither the Parent, the Seller nor the Company is currently the beneficiary of any extension of time within which to file any Income Tax Return. No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) The Company has filed all state and local Income Tax Returns that it was required to file prior to the date hereof, and has paid or has reserved on the Most Recent Financial Statements adequate funds for the payment of all Income Taxes shown thereon as owing.

(iii) The Company has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(iv) The Company has withheld and paid all Taxes required to have been withheld and paid by it, except payroll taxes which are not due as of the Closing Date and which have been appropriately reflected as liabilities on the Most Recent Financial Statements.

(v) There is no dispute or claim concerning any material liability in respect of any Tax of a Seller Entity or the Company either (A) claimed or raised by any authority in writing or (B) as to which the Seller Entities have Knowledge.

(vi) Neither the Parent, the Seller nor the Company has filed a consent under Code § 341(f) concerning collapsible corporations. Neither the Parent, the Seller nor the Company has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). The Seller Entities and the Company have disclosed on their respective Income Tax Returns all positions taken therein that could give rise to a substantial understatement of Income Tax within the meaning of Code § 6662. Neither the Parent, the Seller nor the Company is a party to any Tax allocation or sharing agreement which will not be terminated on or before the Closing Date.

(vii) The unpaid Taxes of the Company did not, as of the Most Recent Fiscal Month End, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto).

(k)  Real Property.

(i) The Company does not own any real property (the “Real Property”).

(ii) Section 4(k)(ii) of the Disclosure Schedule lists and briefly describes all parcels of Real Property leased or subleased to the Company by any other Person. The Seller Entities have made available to the Buyer correct and complete copies of the leases and subleases listed in Section 4(k)(ii) of the Disclosure Schedule and:

(A) each such lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(B)  the consummation of the transactions contemplated hereby is not an event of default under any such lease or sublease;

(C)  to the Knowledge of the Seller Entities, no party to any such lease or sublease is in breach or default and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)  to the Knowledge of the Seller Entities, no party to any such lease or sublease has repudiated any provision thereof;

(E)  to the Knowledge of the Seller Entities, there are no oral agreements or forbearance programs in effect as to any such lease or sublease; and

(F) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

(l)  Intellectual Property.

(i)  To the Knowledge of the Seller Entities, the Company has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and neither Seller Entity has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller Entities, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of the Company in any material respect.

(ii) Section 4(l)(ii) of the Disclosure Schedule identifies each patent and trademark registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent or trademark application which the Company has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Section 4(l)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4(l)(ii) of the Disclosure Schedule:

(A) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller Entities, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

(iii) Section 4(l)(iii) of the Disclosure Schedule lists and briefly describes all licenses, sublicenses, agreements, and permissions (as amended to date), with respect to each material item of Intellectual Property that any third party owns and that the Company presently uses pursuant to license, sublicense, agreement, or permission, except for “Shrink-wraps” and similar widely available binary code and commercial end-user licenses. With respect to each item of Intellectual Property required to be identified in Section 4(l)(iii) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) to the Knowledge of the Seller Entities, no party to the license, sublicense, agreement, or permission is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

(C) to the Knowledge of the Seller Entities, no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof.

(iv) All Intellectual Property created at the Company or any predecessor in interest, or by any employee or consultant working for the Company, has been assigned to the Company and such assignor is contractually obligated to assist the Company in registering any such Intellectual Property rights.

(m)  Contracts. With respect to each of the contracts listed in Section 4(m) of the Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect as to the Company; (B) neither the Company nor, to the Knowledge of the Seller Entities, any other party is in material breach or default, and to the Knowledge of the Seller Entities, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to the Knowledge of the Seller Entities, no party has repudiated any material provision of the agreement. Section 4(m) of the Disclosure Schedule lists the following contracts and other agreements in effect on the date hereof to which the Company is a party:

(i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $100,000;

(iii) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible, other than the Bank Guarantee and the Security Agreement;

(iv) any written agreement concerning confidentiality or noncompetition;

(v) any agreement with a Seller Entity or another Affiliate of the Company;

(vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

(ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(x) any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect; or

(xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000 in the aggregate.

(n)  Seller Entity Liabilities. The Company is a guarantor under the Credit Facility and has pledged its assets as collateral for the Credit Facility under the Security Agreement, both of which as to the Company will be satisfied at or prior to Closing as contemplated by Section 7.1 of this Agreement. Except as set forth in the immediately preceding sentence or in Section 4(n) of the Disclosure Schedule, the Company is not subject to any Seller Entity Liabilities.

(o)  Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets reasonably necessary for the conduct of its business as presently conducted.

(p)  Litigation. Section 4(p) of the Disclosure Schedule sets forth each instance in which the Company is subject to any outstanding injunction, judgment, order, decree, ruling, or charge. Except as set forth in Section 4(p) of the Disclosure Schedule, there are no actions or suits, or any administrative, arbitration or other proceedings pending, or, to the Knowledge of the Seller Entities, threatened, against the Company, or any of its properties, assets and business operations, as of the date hereof, by or before any court, governmental or regulatory authority or by any third party.

(q)  Employees.

(i) Except as provided in Section 4(q)(i) of the Disclosure Schedule, there is no charge, action, complaint, or proceeding pending, or to the Knowledge of the Seller Entities, threatened, against the Company relating to the alleged violation of any applicable state or federal labor or employment law or regulation, including any charge or complaint filed by any employee or labor organization with the National Labor Relations Board, the Equal Employment Opportunities Commission, or any other governmental agency.

(ii) There is no pending strike, slow-down, picketing, or work stoppage by employees of the Company, nor is there any pending lockout by the Company of any its employees.

(iii) There is no pending organizing activity or petition for certification by or on behalf of any labor organization with respect to employees of the Company.

(r)  Employee Benefits.

(i) Attached hereto in Section 4(r)(i) of the Disclosure Schedule is a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, each bonus, incentive, profit sharing, deferred compensation, excess benefit, supplemental retirement, change-in-control, employment contract, stock purchase, stock ownership, stock option, stock appreciation, supplemental unemployment, vacation, sick-day, severance and other material employee benefit or fringe benefit plan, program or arrangement that provides benefits or compensation in respect of any employee or former employee of the Company or the beneficiaries or the dependents of any such employee or former employee (hereinafter individually, an “Employee” and collectively, the “Employees”) or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by the Company, (collectively, the “Employee Benefit Plans”).

(ii) A copy of each Employee Benefit Plan listed in Section 4(r)(i) of the Disclosure Schedule, the summary plan descriptions and in the case of an unwritten

Employee Benefit Plan, a written description thereof, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan has been furnished or made available to the Buyer.

(iii) Each Employee Benefit Plan that is intended to be a tax-qualified deferred compensation plan under Section 401(a) of the Code has either received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of said Code Section and that its related trust is exempt from taxation under Section 501(a) of the Code, or is an adopter of a “prototype plan” and an opinion letter has been issued to the prototype sponsor of the plan on which the Company is entitled to rely.

(iv) Except as set forth in Section 4(r)(iv) of the Disclosure Schedule, each of the Employee Benefit Plans listed in Section 4(r)(i) of the Disclosure Schedule (A) complies in all material respects with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and (B) has at all times been maintained and operated in compliance in all material respects with its terms and the requirements of all applicable laws, including without limitation ERISA and the Code. The Company is not obligated to create, modify or terminate any Employee Benefit Plan listed in Schedule 4(r)(i) of the Disclosure Schedule, and to the Knowledge of the Seller Entities, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan listed in Section 4(r)(i) of the Disclosure Schedule.

(v) Neither Seller Entity nor the Company has incurred any liability to the Pension Benefit Guaranty Corporation (other than contributions to the plan and premiums to the Pension Benefit Guaranty Corporation, which in either event are not in default) or any withdrawal liability within the meaning of Section 4201 of ERISA, or any other liability pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in any such case relating to any Employee Benefit Plan.

(s)  Environmental, Health, and Safety Matters.

(i) Except as disclosed in Section 4(s) of the Disclosure Schedule, the Company has complied in all material respects with all Environmental, Health, and Safety Requirements.

(ii) To the Knowledge of the Seller Entities, none of the following exists at any property or facility operated by the Company: (A) underground storage tanks, (B) friable asbestos or friable-asbestos-containing material, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas.

(iii) To the Knowledge of the Seller Entities, the Company has not treated, stored, disposed of, transported, handled, or released any substance the treatment, storage, disposal, transport, handling or release of which is governed or otherwise regulated by any Environmental, Safety or Health Requirement, including without limitation any Hazardous Substance.

(iv) To the Knowledge of the Seller Entities, the Company does not own any property or facility contaminated by any substance referred to in Paragraph 4(s)(iii) above,

such as to give rise to Adverse Consequences, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or any other Environmental, Health, and Safety Requirements.

(t)  Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on its books and records. All accounts receivable reflected on the balance sheet at the Most Recent Fiscal Month End or on such books have been generated in the Ordinary Course of Business and reflect bona fide obligations for the payment of goods or services provided by the Company.

(u)  Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

(v)  Insurance. The Company has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. The Seller has delivered or made available to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied in all material respects with the terms and provisions of such policies. Section 4(v) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

(w)  Intercompany Liabilities. The Seller Entities have caused the Company to cancel, settle or otherwise repay all of its liabilities and obligations owed to the Seller or the Parent and their Affiliates, and the Buyer shall not have any responsibility for those liabilities.

(x)  Disclosure. The representations and warranties of the Seller Entities contained in this Agreement including the Disclosure Schedule, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or necessary in order to make the statements and information contained herein, in light of the circumstances in which they were made, not misleading.

(y)  Disclaimer of Other Representations and Warranties. Except as expressly set forth in Section 3(a) and this Section 4, neither the Seller Entities nor any of their respective Affiliates or Representatives make any representation or warranty, express or implied, at law or in equity, with respect to any of its or their respective assets, liabilities or operations or the Company, including, without limitation, representations and warranties of merchantability or fitness for any particular purpose, title, or non-infringement, and any such other representations or warranties are hereby expressly disclaimed.

5.  [INTENTIONALLY OMITTED]

6.  POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

(a)  General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller Entities acknowledge and agree that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating solely to the Company. The Buyer agrees to provide the Seller Entities with reasonable access to all documents, books and records of the Company for purposes of the preparation of any Tax Returns by the Seller Entities after the Closing and for any other reasonable purpose.

(b)  Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party, its Affiliates and their counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c)  Transition. The Seller Entities will refer all customer inquiries relating to the Company to the Buyer from and after the Closing.

(d)  Employee Benefit Plans.

(i) Except as set forth below in this Section 6(d), the Buyer will cause the Company to continue to employ the employees of the Company as of the Closing Date (the “Transferred Employees”), with the understanding that such employment shall be “at will” for all employees other than those with employment agreements set forth in Section 4(m)(vii) of the Disclosure Schedule. As of the Closing Date, the Buyer shall include each Transferred Employee in a benefit package providing benefits that are in the aggregate substantially similar to those provided to such employees immediately prior to the Closing Date. The Buyer shall treat all service credited to each such Transferred Employee with the Seller and its Affiliates as if such service had been rendered to, and paid by, the Buyer for all purposes under the Buyer’s benefit plans, arrangements, and policies. The Buyer shall assume responsibility for the vacation time and sick leave benefits due to the Transferred Employees as of the Closing Date.

(ii) As provided in Section 6(j), the Seller shall be liable for the expense of all workers’ compensation claims that arise out of any injury sustained by an employee of the Company prior to the Closing Date and in connection with which a timely claim is made at any time after the Closing Date. The Buyer or the Company shall be liable for the expense of all other workers’ compensation claims.

(iii) The Seller and the Company shall, subject to the consummation of the transactions contemplated by this Agreement, take whatever action is reasonably necessary or appropriate to terminate as of the Closing Date (except as otherwise set forth in this Agreement or the Transition Services Agreement), the participation of the Company with respect to the Transferred Employees in all Employee Benefit Plans of the Seller Entities, with the Company agreeing to compensate the Seller as soon as administratively feasible for any costs to continue or transition such Employee Benefit Plans if any should occur after receipt of appropriate accounting by the Seller.

(iv) Effective as of the Closing Date, the Transferred Employees shall no longer make contributions or receive matching contributions in the Seller’s 401(k) Plan (the “Seller 401(k) Plan”), and Seller shall have taken all such action prior to the Closing Date as may be reasonably required to achieve this result. Each Transferred Employee shall, as of the Closing Date, become fully vested in his or her account balance under the Seller’s 401(k) Plan. Provided that the Seller’s 401(k) plan is qualified under all relevant provisions of the Code and ERISA, as applicable, the Buyer and the Seller shall, to the extent permissible under applicable laws, take whatever actions are reasonably necessary or appropriate to effect a trust-to-trust transfer of the accounts of Transferred Employees in the Seller’s 401(k) Plan, into a tax-qualified defined contribution plan designated by the Buyer to accept the transferred accounts, and the Buyer shall take whatever actions are reasonably necessary or appropriate in order for such plan to accept the transferred accounts including any outstanding loan balances and related promissory notes. The Buyer and the Seller shall cooperate fully to effect such transfers.

(v) Buyer shall make commercially reasonable efforts to arrange for the waiver of any restrictions on coverage for pre-existing conditions, actively at work requirements, waiting periods, and requirements for evidence of insurability under the Buyer Welfare Plans for Transferred Employees, and to arrange for Transferred Employees to receive credit under the Buyer Welfare Plans for co-payments, deductibles, and out-of-pocket maximums to the extent satisfied by the Transferred Employees during the plan year in which the Closing Date occurs. As soon as practicable after the Closing Date, the Seller shall deliver to the Buyer a list of the Transferred Employees who had credited service under an Employee Welfare Benefit Plan of the Seller, together with each such Transferred Employee’s service, co-payment, deductible and out-of-pocket payment amounts under such plan.

(e)  Confidentiality. Except to the extent reasonably necessary to consummate the transactions contemplated by this Agreement, the Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any such Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or the Seller Entities, as the case may be, or destroy (and certify the destruction in writing), at the request and option of the Buyer or the Seller Entities, as applicable, all tangible embodiments (and all notes, summaries and copies) of such Confidential Information which are in its possession. In the event that any Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of another Party, that Party will notify the applicable Party promptly of the request or requirement so that the applicable Party may seek an appropriate protective order or waive compliance with the provisions of this Section 6(e). If, in the absence of a protective order or the receipt of a waiver hereunder, any Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its reasonable best efforts to obtain, at the reasonable request of the applicable Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the applicable Party shall designate.

(f)  Covenant Not to Compete. As a material and valuable inducement for the Buyer to enter into this Agreement, pay and deliver the Purchase Price to the Seller, and consummate the transactions provided for herein, and in order to protect the goodwill acquired by the Buyer pursuant to this Agreement, for a period of five years from the date hereof, the Seller Entities will not engage directly or indirectly in any business that the Company conducts as of the Closing Date in the State of Florida; provided, however, that nothing herein shall be construed to restrict or limit an Affiliate of the Seller Entities from engaging in any such business at any time such Affiliate is no longer an Affiliate of the Seller or the Parent. The Buyer shall be entitled to an injunction if the Seller violates this covenant as well as any appropriate monetary damages. Without limiting the generality of the foregoing, as liquidated damages and not as a penalty, the Seller Entities forfeit any unpaid amounts in respect of the Earn Out if they violate this covenant. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section

6(f) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g)  Access to Information. For a period of four (4) years after the Closing Date, upon reasonable notice, the Parties agree to furnish or cause to be furnished to each other and their respective Representatives access, during normal business hours, to such information (including records pertinent to the Company) and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the valuation of any claim for indemnification under Section 8 hereof, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of the Party or Parties furnishing cooperation; provided further, however, that the Party requesting cooperation shall pay the reasonable out-of-pocket costs incurred by the Party or Parties furnishing cooperation.

(h)  Nonassignable Contracts and Permits. To the extent that any contract or permit (including any consent, approval or authorization of any governmental authority) for which assignment to the Buyer is provided for in this Agreement is not assignable without the consent of another Person, including an applicable governmental authority, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Seller Entities and the Buyer shall continue to use their commercially reasonable efforts to obtain the consent of such other Person to the assignment of any such contract or permit to the Buyer in all cases in which such consent is or may be required for such assignment. If such consent shall not be obtained, the Seller Entities and the Buyer shall cooperate with each other in any reasonable arrangement designed to provide the Buyer with the benefits under any such contract or permit to the extent lawful and the Buyer shall be obligated to perform the obligation with respect thereto, any other provision of this Agreement to the contrary notwithstanding.

(i)  Surety Bonds. The Buyer and the Company shall be responsible for payment to CNA Surety or reimbursement to the Seller Entities with respect to the obligations of each of the Seller Entities and each of their respective Affiliates under all surety bonds outstanding in respect of the Company as of the Closing Date (“Bonds”) to the extent such obligations are (i) solely related to or result entirely from events that arise subsequent to Closing rather than in whole or in part as a consequence of any matter that occurred prior to Closing, or (ii) attributable to the actions of the Buyer or its agents, or (iii) related to payment of premiums assessed by CNA Surety in connection with the completion of the Company’s bonded work subsequent to Closing, but only if such additional premiums are solely related to or result entirely from events that arise subsequent to Closing rather than in whole or in part as a consequence of any matter that occurred prior to Closing. The Seller Entities shall be responsible for payments to CNA Surety in all other cases.

(j)   Certain Liabilities. The Seller and the Buyer shall be responsible and liable for certain liabilities, as follows:

(i) The Seller shall be liable for the expense of all workers’ compensation claims that arise out of any injury sustained by an employee of the Company prior to the Closing Date and in connection with which a timely claim is made at any time after the

Closing Date. The Buyer or the Company shall be liable for the expense of all other workers’ compensation claims.

(ii) The Seller shall be liable for all insurance deductibles in respect of any insured claims relating to the Company that arise out of any injury or occurrence prior to the Closing Date and in connection with which a timely claim is made at any time after the Closing Date. The Buyer or the Company shall be liable for the expense of all other insurance deductibles.

(iii) The Seller shall be liable for all environmental, health, and safety conditions affecting the Company or its property and all environmental, health, and safety violations and that arise out of any event or occurrence prior to the Closing Date and in connection with which a timely claim is made at any time after the Closing Date. The Buyer or the Company shall be liable for the expense of all environmental, health, and safety conditions and violations.

(iv) The Seller shall be solely liable for all Seller Entity Liabilities.

7.  CONDITIONS TO OBLIGATION TO CLOSE.

(a)  Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct at and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date which need only be true and correct as of such date) except for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Affect;

(ii) the Seller Entities shall have performed and complied in all material respects with all of the covenants of the Seller Entities hereunder that are required to be performed or complied with prior to the Closing;

(iii) the Seller Entities shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 7(a)(i) and (ii) is satisfied in all respects;

(iv) no action, suit, or proceeding (other than any action, suit or proceeding to which Section 5(b) refers or relates) shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent or materially delay consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially and adversely affect the right of the Buyer to own the Company Shares and to control the Company, or (D) materially and adversely affect the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Parties and the Company shall have received all of the authorizations, consents, and approvals of third parties as set forth in Section 7(a)(v) of the Disclosure Letter

(collectively, the “Requisite Consents”); provided, however, that the foregoing condition to the obligation of the Buyer shall not apply to any failure to obtain any such authorization, consent or approval that arises from the Buyer’s breach of any representation, warranty or covenant hereunder or the Buyer’s withdrawal of its application for any such authorization, consent or approval;

(vi)  the Seller shall have delivered to the Buyer on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code;

(vii) the Buyer will have received (A) UCC, judgment lien and tax lien searches with respect to the Company, the results of which indicate no liens on the assets of the Company other than those acceptable to the Buyer in its reasonable discretion, as set forth on Section 7(a)(vii)(A) of the Disclosure Schedule, or as will be terminated promptly upon Closing, and (B) written assurance that the Credit Facility, Security Agreement and the Bank Guarantee will be terminated as to the Company promptly upon Closing and that all other Seller Entity Liabilities have been satisfied;

(viii) the Buyer shall have received the current updated corporate record book, including without limitation, bylaws, stock transfer ledger, minutes, resolutions, consents, and all other corporate documents of the Company;

(ix) the Stock Pledge and Security Agreement shall have been executed by the Seller; and

(x) all actions to be taken by the Seller Entities in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes and delivers a writing so stating at or prior to the Closing.

(b)  Conditions to Obligation of the Seller. The obligation of the Seller Entities to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied in all material respects with all of the covenants of the Buyer hereunder that are required to be performed or complied with prior to the Closing;

(iii) the Buyer shall have delivered to the Seller Entities a certificate to the effect that each of the conditions specified above in Sections 7(b)(i) and (ii) is satisfied in all respects;

(iv) no action, suit, or proceeding (other than any action, suit or proceeding to which Section 5(b) refers or relates) shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent or materially delay consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Parties and the Company shall have received all of the Requisite Consents;

(vi) the Stock Pledge and Security Agreement shall have been executed by the Buyer;

(vii) the Seller Entities shall have received executed copies of the Affidavits; and

(viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller Entities.

The Seller Entities may waive any condition specified in this Section 7(b) if they execute and deliver a writing so stating at or prior to the Closing.

8.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

(a)  Survival. Unless otherwise specifically provided herein, all of the covenants, representations and warranties of the Seller Entities contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter; provided, however, that the representations and warranties contained in Sections 4(a), 4(b), 4(d), 4(e), 4(j), 4(r) and 4(s) and the covenants in Section 6(j) shall continue in full force and effect until sixty (60) days after the expiration of the applicable statute of limitation with respect to such matters. The covenants, representations and warranties of the Buyer contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter except that the covenants in Section 6(j) shall survive in full force and effect until sixty (60) days after the expiration of the applicable statute of limitation with respect to such matters. This Section 8 shall survive so long as any covenant, representation, warranty or indemnification obligation of any Party survives hereunder.

(b)  Indemnification Provisions for Benefit of the Buyer.

(i) Subject to the limitations contained in this Section 8, and except for any payment or indemnification obligations of the Seller under Section 2(b)(iv), which are subject exclusively to the terms thereunder and excluded from this Section 8, after Closing, the Seller Entities hereby jointly and severally agree to indemnify the Buyer and its officers and directors, shareholders and Affiliates against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) other than punitive damages, lost profit, or consequential, special or incidental damages (a “Loss”) suffered or incurred by any such indemnified party caused by, resulting from or arising out of (A) any breach of any representation or warranty of the Seller Entities contained in this Agreement, (B) any breach of any covenant of the Seller Entities contained in this Agreement which by its terms requires performance after the Closing Date, (C) any Income Taxes of the Company attributable to taxable periods ending prior to or on the Closing Date, including liabilities of the Company under consolidated, combined or unitary income or franchise Tax Returns and liabilities related to the Tax Returns of the Seller Entities, but excluding any Taxes for which there is an adequate accrual or reserve on the Most Recent Financial Statements or any Taxes attributable to transactions not in the Ordinary Course of Business occurring after the Closing which are effectuated or initiated by the Buyer or the Company, (D) Taxes related to the Overlap Period to the extent allocable to the period ending on the Closing Date as set forth in Section 9(c), (E) any product sold or any services performed by the Company prior to the Closing Date, (F), any Third Party Claim relating to wages or other compensation of any current or former Employees of the Company, any Employee Benefit Plan or any Environmental, Safety or Health Requirement, in each case arising from events that occurred prior to the Closing Date, and (G) any act of fraud, intentional tort or willful misconduct by any Seller Entity or the Company prior to the Closing.

(ii) The Buyer acknowledges and agrees that neither the Seller Entities nor any of their Affiliates shall have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to actions taken by or omitted to be taken by the Buyer or the Company after the Closing Date or such Loss arises in the conduct of the business of the Company by the Buyer or the Company after the Closing Date.

(c)  Indemnification Provisions for Benefit of the Seller Entities and their Affiliates. Subject to the limitations contained in this Section 8, after the Closing, the Buyer shall, and shall cause the Company to, indemnify the Parent, the Seller and their respective officers, directors, shareholders and Affiliates against, and hold them harmless from, any Loss suffered or incurred by any such indemnified party caused by, resulting from, arising out of, or relating to (i) any breach of any representation or warranty of the Buyer contained in this Agreement, (ii) any breach of any covenant of the Buyer contained in this Agreement which by its terms requires performance after the Closing Date, (iii) any claim, proceeding or suit which relates to actions taken by the Buyer or the Company at any time after the Closing with regard to the employment of the Company's employees; (iv) the operation of the business of the Company and the ownership of the assets of the Company following the Closing Date; and (v) any Tax attributable to (A) the Taxable periods that begin after the Closing Date, (B) the portion of any Tax attributable to the Overlap Period to the extent allocable to the period commencing after the Closing Date as set forth in Section 9(c) and (C) any Tax periods that end on or before the Closing Date if such Tax is attributable to transactions not in the Ordinary Course of Business occurring after the Closing Date which are effectuated or initiated by the Buyer or the Company.

(d)  Limitations.

(i) The Seller Entities shall not be liable under Section 8 for Losses hereunder unless the aggregate of all Losses for which the Seller Entities would, but for this Section 8(d), be liable on a cumulative basis is an amount equal to or in excess of $50,000, and in such event, indemnification shall be made by the Seller Entities for only the amount of such Losses in excess of $50,000.

(ii) Absent fraud or knowing and intentional material misrepresentations, the aggregate amount of Losses for which the Seller Entities shall be liable pursuant to Section 8(b) above shall not exceed an amount equal to $1,500,000.

(iii) From and after the Closing, no claim for indemnity shall be made by either the Buyer, on the one hand, or the Seller Entities, on the other hand, if such claim is based on or related to an event or facts disclosed to such Party in writing prior to Closing or of which the Buyer or any Seller Entity, as the case may be, otherwise had Knowledge prior to Closing.

(iv) The limitations in this Section 8(d) shall not apply to (A) the accounts receivable adjustment contemplated by Section 2(b)(iv), (B) the Parties’ respective Taxes, or (C) the matters set forth in Section 6(j) of this Agreement, all of which shall be payable from the first dollar and without limit; provided, however, that the adjustment referenced in Section 2(b)(iv) shall be subject to the Adjustment Cap. Neither shall these limitations apply to any claim of a Party against another Party based on the actual fraud of such other Party, which also shall be payable from the first dollar and without limit.

(e)  Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under this Section 8 shall be net of (i) in the case of Section 8(b), any accruals or reserves on the balance sheet of the Company for the Most Recent Fiscal Month End, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder) (each such source named in clauses (i), (ii) and (iii), a “Collateral Source”), and (iv) the fees, costs and expenses of defending or pursuing any claim against a Collateral Source. If the amount to be netted hereunder from any payment required under Sections 8(b) or 8(c) is determined after payment by the indemnifying party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Section 8, the Indemnified Party shall repay to the indemnifying party, promptly after such determination, any amount that the indemnifying party would not have had to pay pursuant to this Section 8 had such determination been made at the time of such payment, along with the fees, costs and expenses, if any, of pursuing such claim. Unless prohibited by law, the Parties agree that any indemnification payment made hereunder shall be treated as an adjustment to the Purchase Price.

(f)  Termination of Indemnification. The obligations to indemnify and hold harmless a Person pursuant to Section 8(b) and Section 8(c), shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 8(a); provided, however, that as to clauses (b) and (c) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Party providing the indemnification; and provided, further, that any such claim shall be deemed to have been withdrawn and waived one year after being made, unless (A) court proceedings shall have commenced with respect to such claim within such one year period, or (B) such claim shall have been waived or satisfied within such one year period.

(g)  Procedures Relating to Indemnification. A Party seeking indemnification pursuant to Section 8(b) or Section 8(c), (an “Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party shall have the right, exercisable by written notice (the “Notice”) to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume and control the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, (a) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld, delayed or conditioned and (b) the Indemnifying Party will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, delayed or conditioned, unless such settlement or judgment involves only the payment of money damages by the Indemnifying Party and does not involve an injunction or other equitable relief that may affect an Indemnified Party and includes an unconditional release of the Indemnified Party. The Indemnifying Party or the Indemnified Party, as the case maybe, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(h)  Exclusive Remedy. Each of the Parties hereto agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement, the Company, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby, shall be pursuant to the indemnification provisions contained in this Section 8. Notwithstanding the foregoing, the limitations set forth in this Section 8(h) shall not apply to any claim of a Party against another Party based on the actual fraud of such other Party.

(i)  Collateral Sources. Indemnification for any claims under this Section 8 shall not be available to any Indemnified Party unless such Indemnified Party uses commercially reasonable efforts to seek recovery from any Collateral Source for such claim before making any claim for indemnification by the Indemnifying Party. Any Indemnifying Party may, in its sole discretion, require any Indemnified Party to grant an assignment of the right of such Indemnified Party to assert a claim against any Collateral Source if the Indemnifying Party has first fully satisfied the claim by the Indemnified Party. In the event of such assignment, the Indemnifying Party will pursue such claim at its own expense.

(j)  Mitigation.

Notwithstanding any other provision of this Agreement to the contrary, any Indemnified Party shall use commercially reasonable efforts to mitigate all Losses, relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnified Party’s commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due, and the Indemnifying Party shall, to the extent that an Indemnified Party’s Loss exceeds the amounts described in Section 8(d)(i), reimburse the Indemnified Party for its reasonable expenditures (except for any portion of the wages, salary, benefits, overhead or other costs attributable to the Indemnified Party and its officers, directors, employees, agents) in undertaking the mitigation and shall, to such extent, take such expenses into account in calculating the aggregate amount of the liability of the Seller Entities for the

Buyer’s indemnifiable Losses or the Buyer’s liability for the indemnifiable Losses of the Seller Entities, as the case may be.

9.  TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller Entities for certain tax matters following the Closing Date:

(a)  Consolidated Return. The Seller Entities shall cause the Company to be included in the consolidated Income Tax Returns of the Seller Entities for all periods ending on or prior to the Closing Date for which the Company is required to be so included and the Seller Entities shall cause to be prepared and timely filed any other federal, state, foreign or local Income Tax Return required or permitted to be filed by the Company for all periods ending on or prior to the Closing Date. Any such Income Tax Returns that include periods ending on or before the Closing Date shall, insofar as they relate to the Company, be on a basis consistent with the last previous such Tax Returns filed with respect to the Company, unless the Buyer or the Seller Entities conclude that there is no reasonable basis for such position under applicable law. Neither the Seller Entities nor the Company (prior to the Closing Date) shall file or cause to be filed any amended Tax Return or claims for refund with respect to the Company without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Neither the Buyer nor the Company (after the Closing Date) shall file or cause to be filed any amended Tax Return or claims for refund with respect to any period ending on or before the Closing Date without the prior written consent of the Seller Entities, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)  Tax Periods Ending on or Before the Closing Date. The Seller shall cause the Company to prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. The Seller shall provide the Buyer and the Seller Entities with a draft of each such Tax Return described in the preceding sentence at least thirty (30) days prior to the due date for filing such Tax Return. The Seller Entities agree that the liability for any Tax incurred by the Company for any period ending on or before the Closing Date is the liability of and is for the account of the Seller Entities.

(c)  Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company (other than income Tax Returns for which a consolidated Tax Return is to be submitted) with respect to for Tax periods which begin before the Closing Date and end after the Closing Date (the “Overlap Period”), and the Buyer shall timely pay, or cause to be paid, all Taxes shown as due on any such Tax Returns. The Buyer shall provide the Seller Entities with a draft of each such Overlap Period Tax Return at least thirty (30) days prior to the due date for filing such Tax Return. At least fifteen (15) days prior to the due date for the filing of such Tax Return, the Seller Entities shall notify the Buyer of the existence of any reasonable objection the Seller Entities may have to any items set forth on such draft Tax Return. If after consulting in good faith the Seller Entities and the Buyer are unable to resolve such objections, such objections shall be resolved by treating items on such returns in a manner consistent with the past practices of the Company with respect to such items unless otherwise required by law. The Seller Entities shall pay to the Buyer within thirty (30) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reserved on the balance sheet of the Company for the Most Recent Fiscal Month End. For purposes of this Section 9, in the case of any Taxes that are imposed on a periodic basis and are payable for an Overlap Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Income Taxes or sales and use

Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to Income Tax or sales and use Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(d)  Refunds and Tax Benefits. Any Tax refunds that are received by the Buyer or the Company, and any amounts credited against Tax to which the Buyer or the Company become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Seller Entities, and the Buyer shall pay over to the Seller Entities any such refund or the amount of any such credit within thirty (30) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Taxing Authority to the Buyer or the Company of any amount accrued on the balance sheet of the Company for the Most Recent Fiscal Month End, the Buyer shall pay such amount to the Seller Entities within thirty (30) days after receipt or entitlement thereto.

(e)  Cooperation on Tax Matters.

(i) The Buyer and the Seller Entities shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller Entities agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller Entities, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, the Buyer or the Seller Entities, as the case may be, shall allow the other party to take possession of such books and records.

(ii) The Buyer and the Seller Entities further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) The Buyer and the Seller Entities further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(f)  Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g)  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (including any state gains tax, transfer tax and any similar tax imposed in any state or subdivision), shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)  Representation.

(i) The Seller Entities shall have the right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to Tax Returns for any periods or portions thereof ending on or prior to the Closing Date. Following the Closing, in the event of an audit of any Tax Return of the Seller Entities or with respect to which either of the Seller Entities has any liability, the Buyer shall promptly notify the Seller Entities of such audit and the Buyer shall execute, or cause the Company to execute, powers of attorney under applicable laws authorizing the designated representative of the Seller Entities to represent the Company with respect thereto. The Buyer shall make available or shall cause the Company to make available to the Seller Entities, at the expense of the Seller Entities, any and all books and records of the Company and other documents requested by the Seller Entities and shall make available employees of the Company reasonably necessary to enable the Seller Entities to defend any audit or other proceeding with respect to any such Tax Returns.

(ii) The Seller Entities shall not enter into any settlement of or otherwise compromise any Tax matter that materially affects or may materially affect the Tax liability of the Buyer or the Company for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller Entities shall use commercially reasonable efforts to keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax matter. The Seller Entities shall allow the Buyer, at its sole expense, to make comments to the representative of the Seller Entities, regarding the conduct of or positions taken in any such proceeding, and consider such comments in good faith.

(iii) Except as otherwise provided above, the Buyer shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods ending after the Closing Date; provided, however, that the Buyer shall not, and shall cause its Affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date and shall not amend any Tax Return with respect to any period ending on or prior to the Closing Date without the prior written consent of the Seller Entities, which consent shall not be unreasonably withheld, conditioned or delayed.

(i)  Confidentiality. Any information obtained under this Section 9 shall be kept confidential in accordance with Section 6(f), except as may be otherwise necessary in connection with filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or right to a refund, conducting or defending any audit or other proceeding with respect to Taxes or otherwise effectuating the terms of this Agreement.

(j)  Section 338 Election.

(i) At the sole election of the Buyer, to be exercised within ninety (90) days after the Closing Date, the Seller Entities and Buyer will jointly complete and make an election under Section 338(h)(10) of the Code (with respect to the Company) on Form 8023 or in such other manner as may be required by rule or regulation of the Internal Revenue Service, and will jointly make an election in the manner required under any analogous provisions of state or local law as the Buyer will designate or as will be required, concerning the transactions contemplated by this Agreement (collectively and specifically, the “Section 338(h)(10) Election”). The Buyer will, with the assistance and cooperation of the Seller Entities, prepare all such Section 338(h)(10) forms required as attachments to Form 8023 (and all forms under analogous provisions of state or local law) in accordance with applicable Tax laws, and Buyer will deliver such forms and related documents to the Seller Entities at least sixty (60) days prior to the due date of filing. The Seller Entities will deliver to the Buyer at least forty five (45) days prior to the due date of filing copies of such completed and fully executed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state and local law). The Buyer will timely file such forms with the appropriate Tax authorities. The Buyer and Seller Entities will use commercially reasonable efforts to agree, as soon as practicable after Closing but in no event later than one hundred twenty (120) days following the Closing Date (subject to the dispute resolution mechanism described in clause (ii) below), on the computation of the modified aggregate deemed sale price (“MADSP”) (as defined under U.S. Department of Treasury Regulations).

(ii) The Seller Entities and the Buyer agree that the Buyer will perform or cause to be performed an initial valuation of assets and allocation of the Purchase Price for purposes of Section 338 of the Code at the sole cost and expense of the Buyer. The Buyer will provide the Seller Entities with drafts of such valuation of assets and allocation of MADSP (which will be prepared on a basis consistent with this Section 9(j)) within seventy-five (75) days after the Closing Date. The Seller Entities will have forty five (45) days to provide the Buyer with any objections to such drafts. If the Seller Entities object to the computation or allocation by the Buyer of such amounts, and the Buyer and Seller Entities are unable to reach agreement on the computation or allocation within thirty (30) business days after notification by the Seller Entities of its objection, the Buyer and the Seller Entities will jointly engage an Independent Accountant to resolve the disagreement (such resolution to be final and binding upon the Parties) within ten (10) days thereafter. Any fee payable to the Independent Accountant in connection with this Section 9(j) will be shared equally by the Seller Entities and the Buyer. The valuation and allocations determined pursuant to this Section 9(j) will be used for purposes of all relevant Tax Returns, reports and filings.

(iii) In the event the Buyer decides to make a Section 338(h)(10) Election with respect to the purchase of the Company Shares, then the Buyer hereby agrees to indemnify and hold the Seller harmless from any incremental tax liability imposed upon the Seller as a result of such election. The amount of the indemnity (the “338 Indemnity Amount”) shall be equal to the amount that the Purchase Price must be increased to result in the Seller receiving the same after-Tax cash benefit (prior to any reduction for a consolidated return net operating loss) as would result if the Section 338(h)(10) Election was not made. Buyer shall pay the 338 Indemnity Amount within thirty (30) days of receipt of notice by Seller of the calculation of the 338 Indemnity Amount.

10.  TERMINATION.

(a)  Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) the Buyer on the one hand and the Seller Entities on the other may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement by giving written notice to the Seller Entities at any time prior to the Closing: (A) in the event a Seller Entity has breached any representation, warranty or covenant contained in this Agreement if such breach would reasonably be expected to have a Material Adverse Effect, the Buyer has notified the Seller Entities of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; (B) if the Closing shall not have occurred on or before the date that is sixty (60) days following the date hereof; or (C) by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results from the Buyer itself breaching any material representation, warranty or covenant contained in this Agreement); provided, however, that notwithstanding any language to the contrary contained in this Agreement, if any such breach described above by a Seller Entity of any representation, warranty or covenant can be cured by the payment of money, any Seller Entity shall have the option, but not the obligation, to cure such breach by making payment to the Person entitled to payment (e.g., a governmental authority). Upon any election by a Seller Entity in accordance with the foregoing sentence, the Buyer shall not be entitled to terminate this Agreement on account of the applicable breach; provided further, that in no event shall any of the Seller Entities be required to expend any monies in connection with the Buyer’s breach of any material representation, warranty or covenant under this Agreement or with respect to the Buyer’s compliance or noncompliance with any applicable law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) whether arising before or after the Closing; and

(iii) the Seller Entities may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, a Seller Entity has notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; (B) if the Closing shall not have occurred on or before the date that is sixty (60) days following the date hereof; or (C) by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results from a Seller Entity itself breaching any material representation, warranty, or covenant contained in this Agreement).

(b)  Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

11.  MISCELLANEOUS.

(a)  Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement, prior to the Closing, without the prior written approval of the Buyer and the Seller Entities; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Parties prior to making the disclosure).

(b)  No Third-Party Beneficiaries. Except as provided by Sections 8(b) and 8(c), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller Entities.

(e)  Counterparts. This Agreement may be executed and delivered (including by electronic mail or facsimile transmission) in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)  Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notices or payments required to be delivered to the Seller Entities after the Closing shall be delivered to the Parent and any consent or approval required to be sought of the Seller Entities after the Closing shall be sought of and given by the Parent. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Parent or the Seller:	Copy to (which shall not constitute notice):

UIL Holdings Corporation	Wiggin and Dana LLP
157 Church Street	400 Atlantic Street
New Haven, CT 06510	Stamford, CT 06901
Attn: Chief Financial Officer	Attn: William A. Perrone, Esq.

If to the Buyer:	Copy to (which shall not constitute notice):

TEI Acquisition Corporation 600 North Thacker Avenue, Suite A Kissimmee, FL 34741 Attn: B. Terence Quigley President	Holland & Knight LLP 200 South Orange Avenue, Suite 2600 Orlando, FL 32801 Attn: Leighton D. Yates, Jr., Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i)  Venue. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN AND FOR NEW YORK, NEW YORK IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (B) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN AND FOR NEW YORK, NEW YORK.

(j)  Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(k)  Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller Entities. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l)  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m)  Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Buyer hereby agrees to bear any and all documentary stamp taxes or similar taxes in connection with this Agreement and the transactions contemplated hereby.

(n)  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation”.

(o)  Incorporation of Exhibits and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

TEI ACQUISITION CORPORATION.

By: /s/ B. Terence Quigley
B. Terence Quigley, President

UIL HOLDINGS CORPORATION

By: /s/ Richard J. Nicholas
Richard J. Nicholas, Chief Finanical Officer

XCELECOM, INC.

By: /s/ John D. Conroy
John D. Conroy, President

\14446\26\122544.9

Exhibit A

Note

{See attached}

1

Exhibit B

Affidavits

{See attached}

1

Exhibit C

Stock Pledge and Security Agreement

{See attached}

1

Annex A

Buyer Disclosure Letter

{See attached}

2

Annex B

Disclosure Schedule

{See attached}

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